LICENSE AGREEMENT Between

AVALON OIL & GAS, INC.

and

AFS Holdings, Inc.

THIS LICENSE AGREEMENT (the "Agreement") entered into effective May 10, 2017 (the "Effective Date") between Avalon Oil & Gas, Inc., a Nevada corporation, with its principal office at 310 Fourth Avenue South, Suite 7000, Minneapolis, Minnesota 55415 hereinafter referred to as "LICENSOR") and AFS Holdings, Inc., a Nevada corporation, with its principal office at 310 Fourth Avenue South, Suite 7000, Minneapolis, Minnesota 55415 (hereinafter referred to as "LICENSEE"). LICENSOR AND LICENSEE are hereinafter collectively referred to as the "Parties" and each a "Party".

Effective as of the date set out above, in consideration of the mutual covenants and premises contained herein, the receipt and sufficiency of which are hereby acknowledged, LICENSOR and LICENSEE agree as follows:

BACKGROUND

LICENSOR has developed and owns certain trade secrets and technology for the Industrial Hemp industry made with European Cannabidiol that is extracted from Legal Industrial Hemp (hereinafter, the "Licensed Technology"), identified at Exhibit A hereto, incorporated herein and integrated herewith by this reference. LICENSEE desires to obtain rights to use the Licensed Technology for commercial purposes and LICENSOR desires to grant certain rights and licenses in and to the Licensed Technology to LICENSEE, all in accordance with the terms and conditions of this Agreement.

ARTICLE 1. DEFINITIONS

When used in this Agreement, the capitalized terms listed below shall have the following meaning:

"Affiliate" means a person or entity that directly or indirectly through one or more intermediaries ' controls, is controlled by, or is under common control with, the person or entity specified. For purposes of this definition, "control" and cog-lates thereof mean, with respect to an entity, the direct or indirect ownership of (a) at least fifty percent (50%) of the capital stock or share capital entitled to vote for the election of directors of the entity; or (b) at least fifty percent (50%) of equity or voting interests of the entity, or (c) the ability to otherwise direct the management and operations of the entity.

"Agreement" or "License Agreement" means this Agreement, including all Exhibits attached to this Agreement.

"Content" means all artwork, designs, images or other content displayed, illustrated or otherwise used on or in connection with LICENSOR's websites or any websites of any of the LICENSOR Parties or otherwise used in connection with or in relation to the Licensed Materials or any of them.

"Effective Date" means the date set out on the opening paragraph of this Agreement.

"Field of Use" means the herein contemplated and limited scope of uses of the Licensed Technology, as such uses may relate to the Industrial Hemp Industry. The field of use shall consist of the Doc Rico product line.

"Final Product" means a Licensed Good in the last stage of development by Licensee to which Licensee shall make only minor changes and such changes will in no event result in a reduction in the quality of the Licensed Good.

"Grant" means the granting of a License for the Field of Use in the Territory.

"Gross Receipts" means the gross payments and other consideration accrued or received by LICENSEE for the sale or other disposition of Licensed Products.

"Intellectual Property" means all Trademarks, Patents, Marks, Works of Authorship, Trade Secrets, Software, Content and Proprietary Information owned, licensed as LICENSEE or otherwise used by LICENSOR or any LICENSOR Party, in connection with or in relation to the Licensed Materials or any of them, whether protected, created or arising under the laws of the United States or any other jurisdiction.

"Legal Industrial Hemp" means hemp gown from certified seeds that contain less than 0.3 percent THC or hemp plants that contain less than 0.3 percent THC.

"License Year" shall mean the year between the Effective Date and the first anniversary of the Effective Date, and then between each anniversary ofthe Effective Date, as long as this Agreement and the corresponding license hereunder are in effect.

"Licensed Materials" means, collectively, the Licensed Products, Licensed Services and Licensed Technology, all limited in scope to the Field of Use, together with all corresponding Intellectual Property.

"Licensed Products" means products and process for application of products, the development, manufacture, use, or sale of which incorporate or integrate the Licensed Technology, in whole or in part.

"Licensed Services" means services, which utilize or involve the use of any of the Licensed Technology, or which make use of, involve the use of, utilize or consume any Licensed Products.

"Licensed Technology" means trade secrets and technology for the industrial hemp industry limited to the Doc Rico product line, as set forth in attached Exhibit A, together with all corresponding Intellectual Property.

"Licensed Territory" means World.

"Licensee Party", or collectively "Licensee Parties", means any and all Affiliates, parents, subsidiaries, principals, officers, directors, shareholders, agents, employees, representatives, successors and assigns of Licensee, in all circumstances excluding Licensor.

 "Licensor Party", or collectively "Licensor Parties", means any and all Affiliates, parents, subsidiaries, principals, officers, directors, members, agents, employees, representatives, successors and assigns of Licensor, in all circumstances excluding Licensee.

"Marks" means all trademarks (registered or common law marks), service marks, trade names, service names, brand names, trade dress rights, logos, domain names, Internet URL addresses, corporate names, other words, names, symbols, devices, designs, logos, features, descriptions and other designations, and combinations thereof, used to identify or distinguish a business, product, good, group or service or to indicate a form of certification, and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, as well as all applications, registrations and renewals thereof, related to the Licensed Materials or any of them.

"Patents" means all patents and applications therefor, including continuations, continuations-inpart, reexaminations, or reissues of patent applications and patents issuing thereon, related to the Licensed Materials or any of them.

"Proprietary Information" means other sensitive information, technology and know-how uniquely in the possession of Licensor and/or any of the Licensor Parties as of the date of this Agreement.

"Trade Secrets" means all inventions, discoveries, concepts, ideas, research and development, know-how, formulae, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, business methods, other methods, machines and processes, marketing brands, ingredient combinations and compilations, and new uses for any of the preceding items.

"Works of Authorship" means all copyrights and registrations and applications therefor, and published and unpublished works of authorship, including without limitation audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, mask works and sound recordings, related to the Licensed Materials or any of them.

ARTICLE II. GRANT OF LICENSE

2.1 Grant of License. Subject to the terms and conditions of this Agreement, LICENSOR gants to LICENSEE, to the extent of the Doc Rico product line sold and distributed within the Licensed Territory, a LICENSE under the Licensed Technology, to sell, re-sell, offer for sale, import, put into use, as applicable, the Licensed Materials, in accordance with and subject to the terms and conditions of this Agreement, and as contemplated in this Agreement.

2.2 Ownership of Intellcctual Property. Except as expressly granted by LICENSOR to LICENSEE herein, all rights and entitlements, whether now existing or that may hereafter come into existence, are reserved to LICENSOR. Specifically, all Intellectual Property comprising part of the Licensed Materials shall at all times remain the exclusive property of LICENSOR, the applicable LICENSOR Party or the applicable LICENSOR thereof, as appropriate, subject to the license provided hereunder, and any right of LICENSEE thereto shall be solely as expressly set forth in this Agreement. LICENSOR also reserves the right to license the intellectual property as described in Exhibit A.

2.3 Assignment and Sub-License. LICENSEE may assign its license under this Agreement, license or sub-license any of the Licensed Materials and Intellectual Property, or any other rights granted under this Agreement, while this Agreement is in effect. LICENSOR shall be consulted 30 days prior to any assignment or sub-license any of the Licensed Materials and Intellectual Property, or any other rights granted under this Agreement and shall have the right to approve or deny any assignment or sub-license, while this Agreement is in effect and consent shall not be unreasonably withheld.

ARTICLE III. DILIGENCE AND COMMERCIALIZATION

3.1 Diligence and Commercialization. Throughout the term of this Agreement, LICENSEE shall use commercially reasonable efforts to bring Licensed Products and Licensed Services, in the Field of Use, to market.

3.2 Financial Capability. At all times during the term of this license, LICENSEE shall maintain the financial capability to comply with Section 3.1, above.

ARTICLE IV. CONSIDERATION FOR LICENSE AND ROYALTIES

4.1 Initial License Fee. In addition to all other amounts due to LICENSOR under this Article IV, LICENSOR, in consideration of entering into this Agreement, shall receive from LICENSEE license fee of Two Hundred Thousand Dollars ($200,000) which shall be paid within six (6) months of the Effective Date of this Agreement.

4.2 Royalty. In addition, the LICENSEE shall pay to LICENSOR an annual royalty in the amount of six percent (6%) of the Gross Receipts received by LICENSEE in the previous License Year or Twenty-Five Thousand Dollars ($25,000), whichever is greater. Within ninety (90) days after the end of each License Year, LICENSEE shall submit to LICENSOR payment of the royalty for the previous year, together with a summary accounting of the Gross Receipts forming the basis of the payment. Within ninety (90) days after any earlier termination of this Agreement, LICENSEE shall submit to LICENSOR payment of the royalty corresponding to six percent (6%) of the Gross Receipts received by LICENSEE between the last anniversary of the Effective Date and the date of termination, together with a summary accounting of the Gross Receipts forming the basis of the payment.

ARTICLE V. REPORTS AND PAYMENTS

5.1 Quarterly Reports. Not later than the last day of each February, May, August, and November during the term of this Agreement, LICENSEE shall deliver to LICENSOR a written report stating for the quarterly period ended the last days of the preceding December, March, June, and September, respectively:

(a)	for Licensed Products, the number of units sold;
(b)	for Licensed Services, a description of the services provided; and
(c)	Gross Receipts for such quarter.

5.2 Initial Report. Not later than 180 Days, after the Effective Date of this Agreement, LICENSEE shall deliver to LICENSOR a written report stating the licensing and marketing strategy of any of the Licensed Materials and Intellectual Property, or any other rights granted under this Agreement.

ARTICLE VI. RECORDS

6.1 Records of Operations and Audit. LICENSEE shall keep full and accurate records containing particulars that may be necessary for the purpose of verifying the quality of the Licensed Materials, including longevity of success in its use.

6.2 Review of Records. During normal business hours, and with at least ten (10) business days advance written notice, LICENSOR or any authorized designee thereof, including LICENSOR's auditor(s), accountant(s) and attorney(s), may visit any LICENSEE's premises, office, facility, business and other site(s) as reasonably needed to review, inspect and audit LICENSEE's books, records and operations in order to monitor LICENSEE's performance under this Agreement, including without limitation LICENSEE's use and utilization of the Licensed Materials and Intellectual Property comprising part thereof and documentation of Gross Receipts therefor, provided such review, inspection and audit does not unreasonably interfere with the business, operations or affairs of LICENSEE. Should any review, inspection or audit reveal any underpayment of royalties under Section 4.2, above, LICENSEE shall immediately pay the amount of such underpayment with interest at the rate of ten percent (10.00%) per annum.

ARTICLE VII. MAINTENANCE/LICENSE SURVIVAL

7.1 Maintenance of Licensed Materials. The maintenance of the Licensed Materials shall be the primary responsibility of and controlled by LICENSOR, who shall keep LICENSEE informed as to material developments with respect to the Licensed Materials, it being understood and agreed that all updated Licensed Materials, Licensed Products and Licensed Technology, together with all corresponding Intellectual Property, automatically shall be subject to the license hereunder. LICENSOR shall provide updated details to commemorate the Licensed Materials that are the subject ofthis license and also the process for producing and applying the technology that is subject to this license. LICENSOR FURTHER AGREES TO PLACE THE LICENSED MATERIALS AND INTELLECTUAL PROPERTY AND THE ALSO THE PROCESS FOR PRODUCING THE LICENSED MATERIALS AND INTELLECTUAL PROPERTY IN ESCROW WITH A MUTUALLY AGREED THIRD PARTY.

ARTICLE VIII. INFRINGEMENT

8.1 Each party shall promptly give written notice to the other party of: (i) any suspected infringement of any Intellectual Property comprising part of the Licensed Materials; (ii) the threat of or filing of any declaratory judgment action by a third party alleging the invalidity, unenforceability, or non-infringement of the Licensed Materials.

8.2 LICENSEE shall have the first right (but not the obligation) to notify an entity or individual allegedly infringing upon any of the Intellectual Property and initiate legal proceedings to abate the infringement of any Licensed Materials within LICENSEE'S Field of Use. LICENSOR agrees to join as a party plaintiff in any such lawsuit initiated by LICENSEE, if reasonably requested to do so by LICENSEE, with all costs, attorneys' fees, and expenses of LICENSOR to be paid by LICENSEE. Should LICENSEE elect not to institute such an action to enforce the Intellectual Property rights against infringement within LICENSEE's Field of Use within ninety (90) day after receipt of written notice from LICENSOR of LICENSOR's intention to bring suit for such infringement, LICENSOR shall have the right (but not the obligation) at its own expense to take those steps on behalf of itself and LICENSEE, provided that LICENSEE shall have the right to participate at its own expense in any action brought by LICENSOR.

ARTICLE IX. CONFIDENTIALITY

In connection with this Agreement and the license hereunder, LICENSOR and LICENSEE, each as the "Disclosing Party" with respect to the Licensed Materials and Intellectual Property comprising part thereof, will provide to the other, as the "Recipient", and such Recipient will receive or become privy to, certain Confidential Information that is deemed to be highly proprietary and valuable. As a result, this Agreement, and each Party's duties and obligations hereunder, is conditioned upon this Article IX.

9.1 Definition of Confidential Information. For the purpose of this Article IX, "Confidential Information" shall include all information, whether written or oral, that is prepared, uniquely known and/or provided by the Disclosing Party, and/or any affiliate, parent, subsidiary, principal, member, officer, director, employee, agent, representative, successor or assign of the Disclosing Party that is not the Recipient (collectively, the "Disclosing Party Affiliates", and each a "Disclosing Party Affiliate"), in relation to the Licensed Materials and Intellectual property comprising part thereof, that is not readily available to the public. "Confidential Information" shall be clearly marked as such.

9.2 Authorized Use of Confidential Information. The Recipient shall: (a) use the Disclosing Party's Confidential Information only for the purposes expressly set forth in this Agreement; (b) exercise at least the same degree of care and protection with respect to the Disclosing Party's Confidential Information that the Recipient would exercise with respect to its own confidential, sensitive, privileged and/or proprietary information, which in no event shall be less than the highest level of care for the industry (c) take all precautions necessary to ensure that the Disclosing Party's Confidential Information shall not be, or permitted to be, shown, copied or disclosed to other parties, except as expressly provided in this Agreement.

9.3 Ownership of Confidential Information. All Disclosing Party Confidential Information, including reproductions thereof, shall be deemed to be and remain the exclusive property of the Disclosing Party, and except to the extent provided under the license, no rights of any kind in and to any of the Confidential Information are transferred to the Recipient, any Recipient Party or any third party hereunder.

ARTICLE X. LIMITED WARRANTY, MERCHANTABILITY AND EXCLUSION OF WARRANTIES

10.1 Each Party warrants to the other that it has the right and power to enter into this Agreement, that the person signing on behalf of such Party is duly authorized to do so and to bind such Party in doing so, that all required consents and approvals necessary for such Party to enter into this Agreement and be bound by it have been duly provided and obtained, and that all terms of this Agreement are binding and enforceable upon such Party. LICENSOR represents, in good faith and to the best of its knowledge, that there are not, as of the date of the Effective Date, any claims, demands, suits, or judgments against LICENSOR that in any manner would or might impair or interfere with LICENSOR's performance under this Agreement or with the license granted hereunder. LICENSOR does not warrant the content contained in the Licensed Materials are fully functional or feasible or that they will be error free or that any defects in any Licensed Materials will be corrected. LICENSOR makes no representation whatsoever with regard to the scope or commercial potential or profitability or income of or from the Licensed Materials or that such Licensed Materials may be exploited by LICENSEE without infringing any rights of any other party. LICENSOR makes no covenant either to defend any infringement charge by a third party or to institute action against infringers of any Licensed Materials or Intellectual Property except as set forth in Article VIll, above. LICENSOR does not warrant that the Licensed Materials will meet LICENSEE's or any of LICENSEE's customers' specific requirements. LICENSEE warrants that it has made its own evaluation of the capabilities, safety, utility, and commercial application of the Licensed Materials.

10.2 LICENSEE shall indemnify, hold harmless, and defend (and pay any and all other expenses and attorney's fees, in connection therewith) LICENSOR and its officers, directors, agents, and employees, from and against any and all liability, loss, claims, and/or actions arising out of any alleged defect in any Licensed Good despite LICENSOR's approval thereof, and any claim by a third party resulting from LICENSEE's breach or alleged breach of any term or condition of this Agreement.

10.3 Without limiting the foregoing, LICENSOR does not warrant the confidentiality of any of the Intellectual Property (although it presently believes it to be confidential in all material respects).

10.4 LICENSEE acknowledges and agrees that LICENSOR exercises no control over, and accepts no responsibility for, compliance by LICENSEE or any LICENSEE Party with any law or regulation applicable to them or to their use and utilization of the Licensed Materials or Intellectual Property.

ACCORDINGLY, THE LICENSED MATERIALS ARE PROVIDED "AS IS." EXCEPT AS EXPRESSLY PROVIDED ABOVE, LICENSOR MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED TECHNOLOGY, AND LICENSEE EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY, OR COMMERCIAL APPLICATION OF THE LICENSED MATERIALS. There are no OTHER warranties OF LICENSOR, either express or implied, and any and all such warranties are hereby disclaimed and negated knowingly and voluntarily by LICENSEE. No oral or written information or advice given by LICENSOR or ANY LICENSOR PARTY shall create any warranty to LICENSEE.

ARTICLE XI. TERM AND TERMINATION

11.1 Term. Unless otherwise extended in by mutual agreement of the Parties or terminated as set forth in this Article XI, this Agreement will remain valid and in force from the Effective Date through the date that is TEN YEARS from the date of the first sale of a Licensed Product or provision of a Licensed Service by or through LICENSEE (the "Initial Tenn"). LICENSEE shall have the right to extend this license agreement for a single additional term of FIVE YEARS, upon at least ninety (90) days advance notice to LICENSOR prior to expiration of the Initial Term, as long as the LICENSEE is in compliance with this license agreement.

11.2 Termination by LICENSEE. LICENSEE shall have the right to terminate this Agreement at any time, upon ninety (90) days prior written notice, without cause and for any reason. If LICENSEE terminates this Agreement under this provision, LICENSOR shall not be under any obligation to return any portion of the consideration paid by LICENSEE to LICENSOR, and LICENSEE shall owe and pay LICENSOR, within ninety (90) days after such termination, all further amounts due and owing under Article IV, above.

11.3 Termination by LICENSOR. In the event of material breach of this Agreement by LICENSEE, LICENSOR may at any time provide written notice to LICENSEE of such material breach. If LICENSEE fails to cure the identified material breach within ninety (90) days after the date of the notice, LICENSOR may by written notice given to LICENSEE terminate this Agreement. A "material breach" of this Agreement for purposes of this Section 1 1.3 shall include the following: (a) failure to make the reports, sustain the records and allow the reviews, inspections and audits required under Articles V and VI of this Agreement accurately and on time; (b) failure to make the payments or deliveries required under Articles IV, VI or VIII of this Agreement accurately and on time; and (c) any use or utilization of any Intellectual Property in any way that is contrary to the terms and conditions set forth in this Agreement.

11.4 LICENSEE's Financial Condition. LICENSEE shall immediately notify LICENSOR in writing of its intent to: (a) liquidate and/or cease to carry on its business, and/or take any steps to materially reduce its business, operations or affairs, (b) become "insolvent" (as such term is defined in the United States Bankruptcy Code, as amended from time to time), (c) make any arrangement or assignment for the benefit of creditors; (d) suffer distress of execution to be levied or threatened on any of its properties; or (e) voluntarily seek, consent to or acquiesce in the benefits of any bankruptcy or similar debtor-relief laws within thirty (30) days of such action. Upon receipt of such notice, LICENSOR may, at its sole option, terminate this Agreement without prejudice to any other remedy to which LICENSOR may be entitled at law or in equity or elsewhere under this Agreement, by giving written notice of termination to LICENSEE.

11.5 Effect of Termination on Assignments and Sub-Licenses. Upon termination of this Agreement, any assignments or sub-licenses granted under Section 12.1, shall survive, provided that: (a) at the time of such termination, the assignee or sub-licensee is not in material default under the terms of this Agreement, as applied to such assignee or sub-licensee; (b) under such assignment or sub-license, the duties and obligations of LICENSOR to the assignee or sub-licensee under the assignment or sub-license shall not under any circumstances become greater than the duties and obligations of LICENSOR under this Agreement; and, (c) upon request by LICENSOR, each such assignee and sub-licensee shall promptly agree in writing to render to LICENSOR any performance, including the payment of money that would otherwise be due from LICENSEE under this Agreement and which shall remain similarly due from such assignee or sub-licensee, after the termination and to be bound by the applicable terms of this Agreement.

11.6 Effect of Termination on LICENSEE. At such time as this Agreement is terminated for any reason whatsoever, or else at such time as the term(s) of this Agreement expire, LICENSEE shall: (a) return, or at LICENSOR's direction destroy, all plans, drawings, papers, notes, writings and other documents, samples, organisms, biological materials and models pertaining to the Licensed Materials, retaining no copies, and shall refrain from using or publishing any portion thereof; (b) cease manufacturing, processing, producing, using, or selling Licensed Products and cease providing Licensed Services; provided, however, that LICENSEE may continue to sell in the ordinary course of business for a period of three (3) months reasonable quantities of Licensed Products that are fully manufactured and in LICENSEE's normal inventory at the date of termination if (i) all monetary obligations of LICENSEE to LICENSOR have been satisfied, and (ii) royalties on such sales are paid to LICENSOR in the amounts and in the manner provided in this Agreement; (c) otherwise cease making any use of any of the Licensed Materials; (d) continue to comply with all requirements in this Agreement that survive expiration or earlier termination of this Agreement; (e) not at any time thereafter purport to be a licensee, franchisee, affiliate or independent contractor of or otherwise associated with LICENSOR; (f) not use or utilize any recommendation or reference provided as a result of its performance as LICENSEE in relation to this Agreement; (g) provide financial reports pursuant to Article V and pay any amounts due under Article IV through the date of termination; (h) make records available for final review, inspection or audit within thirty (30) days of such termination, pursuant to Section 6.3; and (i) . Nothing herein shall be construed to release either party of any obligation that matured prior to the effective date of such termination.

ARTICLE XII. ASSIGNMENT

12.1 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the legal representatives and assigns of LICENSOR and LICENSEE.

ARTICLE XIII. MISCELLANEOUS

13.1 Export Controls. LICENSEE acknowledges that LICENSOR is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities and that LICENSOR's obligations under this Agreement are contingent upon compliance with applicable United States export laws and regulations. The transfer of technical data and commodities may require a license from the applicable agency or agencies of the United States government or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without the prior approval of certain United States agencies. LICENSOR neither represents that an export license shall not be required nor that, if required, such export license shall issue.

13.2 Initial Negotiation to Settle Dispute. The Parties, and each of them, wish to avoid disputes relating to or arising out of this Agreement. In the event of any dispute, claim, question, difference or perceived problem (collectively, a "Dispute"), each Party pledges to give written notice to the other Party to seek first an amicable resolution without regard to litigation. In the event of a Dispute arising out of or relating to this Agreement, any rights, duties or obligations hereunder, or any breach hereof, the Parties shall consult and negotiate with each other, in good faith and understanding of their mutual interests and use their best endeavors to reach a just and equitable resolution of such Dispute, reasonably satisfactory to all Parties.

13.3 Mediation. In the event the parties hereto do not settle a Dispute as provided in Section 14.2, above, within a period of thirty (30) days after a Party first provides written notice of such Dispute, then such Dispute shall be submitted to a mutually acceptable mediator located in the Philadelphia metropolitan area prior to any arbitration or other action. The mediator's fees and expenses shall be shared equally by the Parties, who agree to exercise their best efforts in good faith to resolve all Disputes in mediation. Mediation begins on the date one Party sends written notice to the other requesting mediation and presenting in the notice the matter to be mediated. The mediation shall conclude when both Parties sign an agreement that resolves the subject of the mediation. If no agreement is reached within ninety (90) calendar days after the date of the original written notice of the Dispute, the mediation is considered unsuccessful.

13.4 Arbitration. In the event the Parties hereto do not settle a Dispute as provided in Section 13.2 or Section 13.3, above, then such Dispute shall be referred to arbitration adjudicated by a private arbitrator mutually ageeable to the Parties. In the event the Parties cannot mutually agree on an arbitrator, then each shall appoint an arbitrator, the two appointed arbitrators will select a third arbitrator, and the arbitration will be conducted by a panel of three (3) arbitrators, or in the alternative the Parties may agree to have the presiding judge of the Philadelphia County Superior Court appoint an arbitrator. The arbitration shall be conducted in Philadelphia County, and such proceeding and the arbitration award shall be in compliance with the laws referenced in Section 14.9, below. The arbitration award shall be binding and may be enforced in any court of competent jurisdiction in the United States. The prevailing Party in any arbitration or other proceedings arising out of or related to this Agreement shall be reimbursed by the other Party for all costs and expenses incurred in such proceedings, including reasonable attorneys' fees.

15.5 Legal Compliance. LICENSEE shall comply with all laws and regulations relating to the manufacture, processing, production, use, sale, or distribution of Licensed Products, and the provision of Licensed Services, as applicable. LICENSEE shall not take any action that would cause LICENSOR or LICENSEE to violate any laws and regulations.

15.6 Independent Contractor. LICENSEE's relationship to LICENSOR shall be that of an independent LICENSEE only. LICENSEE shall not be the agent of LICENSOR and shall have no authority to act for or on behalf of LICENSOR in any matter. Persons retained by LICENSEE as employees or agents shall not by reason thereof be deemed to be employees or agents of LICENSOR. LICENSEE shall not in any way act or hold itself out as an agent or franchisee of LICENSOR. LICENSEE shall have no power to incur any obligations of any kind on behalf of LICENSOR by virtue of this Agreement, except as expressly set forth in this Agreement.

15.7 Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the State of Minnesota, U.S.A.

15.8 Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of Minnesota and the United States of America.

15.9 Entire Agreement. This Agreement constitutes the entire agreement between LICENSOR and LICENSEE with respect to the subject matter hereof, and subject to any more restrictive prior confidentiality or non-disclosure agreement between LICENSOR and LICENSEE, this Agreement supersedes all previous agreements by and between LICENSOR and LICENSEE or their predecessors, as well as all proposals, oral or written, and all prior negotiations, conversations or discussions between the parties related to the subject matter of this Agreement. The Parties acknowledge that they have not been induced to enter into the Agreement by any representations or statements, oral or written, not expressly contained herein.

15.10 Amendment. This Agreement shall not be modified, amended or terminated except as herein provided or except by another agreement in writing executed by the Parties hereto.

15.11 Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the Parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision that will implement the commercial purpose of the illegal, invalid or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision that will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.

15.12 Force Majeure. Any delays in, or failure of, performance of any party to this Agreement shall not constitute default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the reasonable control of the party affected, including, but not limited to, acts of God, strikes or other work stoppages; civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals that may be required. Any nonperformance or delay of LICENSEE subject to this Section 15.12 that is in excess of one hundred eighty (180) days will constitute a material breach of this Agreement under Section 12.3.

15.13 Injunctive Relief. Both Parties to this Agreement recognize and agree that a breach of any of all of the provisions of Articles II and IX of this Agreement will constitute immediate and irreparable harm to each Party's valuable business relations, for which damages cannot be readily calculated and for which damages and other remedies at law constitute an inadequate remedy. In the event either Party attempts or threatens to violate its obligations under such Articles Il or IX, above, the other Party shall have, in addition to any other remedies available to it, the right to injunctive relief enjoining any further breaches by the violating Party.

15.14 Survival. The rights, remedies, agreements, obligations and covenants of the Parties contained in or made pursuant to this Agreement which by their terms or clear intent extend beyond the expiration or earlier termination of the Agreement will survive the expiration or earlier termination of this Agreement and will remain in full force and effect.

15.15 Counterparts. This Agreement may be executed simultaneously, including without limitation via electronic signature, affirmation and/or confirmation, in two (2) or more counterparts, and each such counterpart will be deemed an original hereof, but all such counterparts together will constitute one and the same instrument.

15.16 No Waiver. No failure or delay by either Party to take any action or assert any right or remedy hereunder or to enforce strict compliance with any provision hereof will be deemed to be a waiver of, or estoppel with respect to, such right, remedy or noncompliance in the event of the continuation or repetition of the circumstances giving rise to such right, remedy or noncompliance. No waiver shall be effective unless given in a duly executed written instrument. The failure of any Party to claim damages or to terminate this Agreement by reason of the breach of any of the provisions hereof by any other party shall not stop the Party not in default from thereafter claiming damages or terminating this Agreement by reason of any subsequent breach of any of the same or other provisions hereof.

15.17 Headings. The Section titles and headings used in this Agreement are for convenience only. They are not to be construed as a part of this Agreement, and they in no way define, limit or amplify the provisions of this Agreement,

ARTICLE XV. NOTICES

16.1 Notices. All notices and other communications shall be hand delivered, sent by private overnight mail service, sent by registered or certified U.S. mail, postage prepaid, return receipt requested, or sent by verifiable electronic mail, and addressed to the party to receive such notice or other communication at the address given below, or such other address as may hereafter be designated by notice in writing:

Ifto LICENSOR:

Kent Rodriguez

President

Avalon Oil & Gas, Inc.

310 Fourth Avenue South, Suite 7000

Minneapolis, Minnesota 55415

E-Mail: k.rodriguez@avalonoilinc.com

If to LICENSEE:

Kent Rodriguez

President

AFS Holdings, Inc.

310 Fourth Avenue South, Suite 7000

Minneapolis, Minnesota 55415

E-Mail: k.rodliguez@avalonoilinc.com

Such notices or other communications shall be effective upon receipt by an employee, agent or representative of the receiving Party authorized to receive notices or other communications sent or delivered in the manner set forth above. The contact information for such notices and other communications may be changed by providing notice thereof as provided in this Article XV.

IN WITNESS WHEREOF, LICENSOR and LICENSEE have caused this Agreement to be signed by their duly authorized representatives, under seal, as of the day and year indicated above.

Date: 05/10/2017	Date: 05/10/2017

LICENSOR:	LICENSEE:

Avalon Oil & Gas, Inc a Nevada Corporation	AFS Holdings, Inc. a Nevada Corporation

/s/ Kent Rodriguez	/s/ Kent Rodriguez
By: Kent Rodriguez, President	By: Kent Rodriguez, President

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EXHIBIT A LICENSED TECHNOLOGY

A propriety organic set of products made with European Cannabidiol extracted from legal industrial hemp, limited to the Doc Rico product line:

Doc Rico Topical CBD & Frankincense Pain Relief Balm

Doc Rico Detoxifying Charcoal Lavender Face & Body Soap

Doc Rico Detoxifying Charcoal Patchouli Face & Body Soap

Doc Rico Relaxing Lavender Mint Aromatherapy Lip Balm Doc Rico 'Rich' Hemp Oil w/Full Spectrum CBD, Citrus Flavor

Doc Rico Hand & Body Lotion